Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made this 18th day of March, 2004, by and between THE COFFEE EXCHANGE, INC., a Delaware corporation ("Parent"), and TOUCHSTONE RESOURCES USA, INC., a Delaware corporation ("Subsidiary"). Parent and Subsidiary are sometimes referred to herein as the "Constituent Corporations."

                                    RECITALS

         A. Parent is a corporation duly organized and existing under the laws of the State of Delaware.

         B. Subsidiary is a company duly organized and existing under the laws of the State of Delaware.

         C. On the date of this Merger Agreement, Subsidiary has authority to issue: (i) 1,000 shares of common stock, par value $0.001 per share ("Subsidiary Common Stock"), of which 100 shares are held by Parent.

         D. On the date of this Merger Agreement, Parent has authority to issue:
(i) 50,000,000 shares of Common Stock, par value $0.001 per share, of which 50,000,000 shares are issued and outstanding ("Parent Common Stock"); and (2) 1,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued and outstanding ("Parent Preferred Stock");.

         E. The respective Boards of Directors of Parent and Subsidiary have determined that it is advisable and to the advantage of such corporations that Subsidiary merge with and into Parent upon the terms and conditions herein provided (the "Merger").

F. The respective Boards of Directors of Parent and Subsidiary have approved this Merger Agreement, and the Board of Directors of Subsidiary has directed that this Merger Agreement be submitted to the vote of its sole stockholder.

G. For United States federal income tax purposes, it is the intention of the parties to this Agreement that the merger shall qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Internal Revenue Code.

         NOW, THEREFORE, in consideration of the mutual promises and on the terms and conditions set forth below, the mutuality, adequacy and sufficiency of which are hereby


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acknowledged, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Subsidiary shall merge with and into Parent.


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I. TERMS AND CONDITIONS

         1.1 Merger. Upon the date this Merger Agreement is made effective in accordance with applicable Delaware law by filing a Certificate of Ownership and Merger with the Delaware Secretary of State (the "Effective Date"), Subsidiary shall be merged with and into Parent (the "Merger"), and Parent shall be the surviving corporation of the Merger.

         1.2 Filing and Effectiveness. The Merger shall become effective when a properly executed Certificate of Merger meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware.

         1.3 Succession. Upon the Effective Date, the separate existence of Subsidiary shall cease and Parent shall succeed to all of the rights, privileges, powers and property of Subsidiary in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

         1.4 Subsidiary Common Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof or the Constituent Corporations, each share of Subsidiary Common Stock issued and outstanding immediately prior thereto shall be cancelled.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Parent as in effect immediately prior to the Effective Date shall continue in full force and effect thereafter as the Certificate of Incorporation of Parent without change or amendment until such Certificate of Incorporation is duly amended in accordance with the provisions thereof and applicable law, except that the Certificate of Incorporation of Parent shall be amended in accordance with the provisions of Section 253(b) of the DGCL as follows:

         "FIRST. The name of this corporation is Touchstone Resources USA, Inc."

The Bylaws of Parent in effect immediately prior to the Effective Date shall continue in full force and effect thereafter as the Bylaws of Parent without change or amendment, until such Bylaws are duly amended in accordance with the provisions thereof and applicable law.

         2.2 Directors. The directors of Parent immediately prior to the Effective Date shall upon the Effective Date remain the directors of Parent and shall serve until the next annual meeting of shareholders of Parent and until their successors are duly elected and qualified or until their earlier resignation, removal or death.

         2.3 Officers. The officers of Parent shall remain the officers of Parent upon the Effective Date and shall serve until their successors are duly elected and qualified or their earliest resignation, removal or death.

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III. MISCELLANEOUS

         3.1 Further Assurances. From time to time, as and when required by Parent or by its successors and assigns, there shall be executed and delivered on behalf of Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Parent the title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Subsidiary and otherwise to carry out the purposes of this Merger Agreement, and the proper officers and directors of Parent are fully authorized in the name and on behalf of Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         3.2 Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Subsidiary or Parent or both, notwithstanding the approval of this Merger Agreement by the shareholders of Subsidiary and Parent.

         3.3 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

         3.4 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts and delivered via facsimile, each of which shall be deemed to be an original.

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         IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the respective Boards of Directors of Subsidiary and Parent, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.


                                                THE COFFEE EXCHANGE, INC.
                                                a Delaware corporation


                                                By:  /s/ Stephen P. Harrington
                                                Name:    Stephen P. Harrington
                                                Title:   President



                                                TOUCHSTONE RESOURCES USA, INC.
                                                a Delaware corporation


                                                By: /s/ Stephen P. Harrington
                                                Name:    Stephen P. Harrington
                                                Title:   President



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